Exhibit 28(D)(2)

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INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

DELAWARE INVESTMENTS FUND ADVISERS, A SERIES OF MACQUARIE

INVESTMENT MANAGEMENT BUSINESS TRUST,

AND

SECURIAN ASSET MANAGEMENT, INC.

(Securian Funds Trust – SFT Ivy Growth Fund and SFT Ivy Small Cap Growth Fund)

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of May 3, 2021, by and between SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation (the “Adviser”), and DELAWARE INVESTMENTS FUND ADVISERS, A SERIES OF MACQUARIE INVESTMENT MANAGEMENT BUSINESS TRUST, a Delaware statutory trust (the “Sub-Adviser”).

RECITALS

WHEREAS, the Adviser and Sub-Adviser are each registered investment advisers with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser is the investment adviser to Securian Funds Trust (the “Trust”), each of whose series or funds operates as an open-end investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement by and between the Adviser and the Trust (as the same may be amended from time to time, the “Investment Advisory Agreement”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish certain investment advisory and management services to the Trust’s SFT – Ivy Growth Fund and SFT – Ivy Small Cap Growth Fund (each a “Fund”, and collectively, the “Funds”), and the Sub-Adviser desires to furnish such services to the Adviser on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sub-Adviser and Adviser agree as follows:

1. Appointment. In accordance with and subject to the Investment Advisory Agreement, the Adviser hereby appoints the Sub-Adviser to provide the investment advisory and management services described herein, including the investment and reinvestment of the Funds, subject to the control and direction of the Trust’s Board of Trustees (the “Board”), for the duration and on the terms set forth herein. The Sub-Adviser accepts such appointment and agrees to furnish the services set forth herein, in consideration of the compensation set forth on the Schedule of Fees (as defined below). The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized herein, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser. Notwithstanding the foregoing, to enable the Sub-Adviser to fully exercise its

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discretion, the Adviser hereby appoints the Sub-Adviser as agent and attorney-in-fact for the Funds, limited to the power and authority necessary, as determined by the Sub-Adviser, to buy, sell and otherwise deal in securities and contracts for the Funds, subject to the terms and conditions of this Agreement.

2. Duties of Sub-Adviser. Subject always to the direction and control of the Board, the Sub-Adviser will manage the investments and determine the composition of the assets of the Funds in accordance with each Fund’s investment objective, investment policies and limitations set forth in the Trust’s registration statement (as the same may be amended from time to time, the “Registration Statement”), or as subsequently amended in writing. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Funds, the Sub-Adviser will:

a.	Investment Plan

i.

obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund or are under consideration for inclusion therein;

ii.	formulate and implement a continuous investment program for the Funds consistent with the investment objective and related investment policies for such Fund as set forth in the Registration Statement;

iii.

take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities and other instruments, including the placing of orders for such purchases and sales, entering into derivative transactions (if applicable) and by managing all cash in the Funds;

iv.

if applicable, purchase, sell, exchange or convert foreign currency in the spot or forward markets in connection with portfolio trades as agent, at the market rate, as determined by the Sub-Adviser in its sole discretion. Conversion of currencies into and out of the base currency of the Fund in restricted markets and, unless agreed otherwise by the Sub-Adviser, generally income repatriation transactions will be the responsibility of the Fund’s custodian (the “Custodian”), not of the Sub-Adviser. To the extent the Custodian performs such transactions, the Sub-Adviser shall not have the ability to control such transactions and will be limited in its ability to assess the quality of such transactions. In addition, whether a market is considered to be restricted will depend on a number of factors, including, but not limited to, country specific statutory documentation requirements, country specific structural risks and convertibility issues. Accordingly, the Sub-Adviser shall be entitled to consult with third parties, including, but not limited to, broker-dealers and custodians, and rely upon such information in making a good faith determination on whether a market is considered restricted.

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v.

if applicable, manage required collateral levels in connection with the investment and reinvestment of the assets of the Funds. If applicable, the Sub-Adviser will provide instructions to the Custodian to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, CUSIP, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Funds) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. If applicable, the Sub-Adviser will provide reports with respect to its collateral management activities as requested by the Adviser;

vi.	regularly report to the Board with respect to the implementation of these investment programs;

vii.

provide reasonable assistance to the Adviser, the Trust, or the Custodian, or each of their respective delegates regarding the assessment of the fair value of securities held by the Funds for which market quotations are not readily available, or which may be identified by review, from time to time, by either the Trust or the Adviser;

viii.	notify Adviser of securities in the Funds that are fair valued by the Sub-Adviser pursuant to the Sub-Adviser’s valuation policies;

ix.	review portions of the Registration Statement applicable to the Funds or the Sub-Adviser on an annual basis and provide proposed revisions to Adviser;

x.

provide reasonable input to the Adviser and the Funds with regards to the Adviser and Fund’s duties for certain operational services for the Funds, including, without limitation, the following: (a) the preparation of tax returns; (b) the preparation and submission of reports to the shareholders of the Funds; (c) periodic updates to those portions of the Prospectus and Statement of Additional Information of the Trust relevant to the Funds; and (d) the preparation of reports to be filed with the SEC and other regulatory authorities; and

xi.

upon request by the Adviser, the Sub-Adviser shall provide such information and assistance as may be reasonably required to enable the Adviser to fulfill its obligations under the Trust’s Liquidity Risk Management Program, including, without limitation, review of all liquidity determinations.

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b.	Investment Objectives, Policies and Restrictions.

In managing the investments of and determining the composition of its portion of the assets of the Fund and in performing its other services and obligations hereunder, the Sub-Adviser shall: (i) be subject to the applicable provisions of the Agreement and Declaration of Trust, the Bylaws, the Registration Statement, the current Prospectus and Statement of Additional Information; (ii) comply with the investment objectives, policies and restrictions of the Fund as set forth in the Registration Statement, as from time to time amended or supplemented; (iii) comply with all policies, guidelines, instructions and procedures approved by the Board or the Adviser with respect to the Fund and furnished to the Sub-Adviser; (iv) comply with all applicable requirements of the Advisers Act, the 1940 Act and the rules and regulations under each thereof, as the same may be amended from time to time; (v) cause the Fund to comply with (x) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (if and for so long as the Fund seeks to qualify as a regulated investment company under the Code) and (y) the diversification requirements under Subchapter L, including the requirements of Regulation 1.817-5, of the Code; and (vi) comply with all other applicable law, rules and regulations. In addition, the Sub-Adviser shall maintain compliance procedures in connection with its services for the Fund that the Sub-Adviser reasonably believes are adequate to ensure its compliance with the foregoing.

In no event shall Sub-Adviser cause the Fund to enter into derivative transactions that would cause the Fund to exceed the de minimus test for commodity pool operator registration set forth in Commodity Futures Trading Commission (“CFTC”) Regulation 4.5.

c.	Cash Management and Short-Term Investment Funds

The Adviser shall arrange with the Custodian to have at least one (1) Short-Term Investment Fund (“STIF”) available to be used as a sweep vehicle for the short-term investment of cash for the Fund. The Sub-Adviser agrees to use this STIF for the short-term investment of cash, subject to the limitations on investments in shares of other investment companies set forth in the 1940 Act.

d.	Electronic Delivery of Daily Trade File and Daily Holdings.

In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall deliver to the Fund’s accountant (the “Fund Accountant”), by no later than 6:00 p.m. Central Time (7:00 p.m. New York time) on each trading day, trading data in a mutually agreeable manner with respect to securities and other instruments purchased or sold on such trading day, if any, using a secure electronic system established by the Fund Accountant. If financial futures contracts are purchased and sold, Sub-Adviser shall deliver a trade file with respect to such futures to the Fund Accountant by no later than 4:00 p.m. Central Time (5:00 p.m. New York time) on

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each trading day. There may be times that the Sub-Adviser will choose to trade while the futures markets are open, but it is too late in the day to meet that deadline, in which case the Sub-Adviser will develop a process with the Fund Accountant to ensure such trades are properly reported in a mutually acceptable manner. Using a secure electronic system established by Adviser, Sub-Adviser will deliver to Adviser by no later than 12:00 p.m. Central Time (1:00 p.m. New York time) on trade date plus one, a complete list of investments held by the Fund on a daily basis. Sub-Adviser agrees to reconcile these holdings with the Custodian on a monthly basis.

Revisions to or cancellations of trades must be provided by Sub-Adviser to the Fund Accountant using a secure electronic system established by the Fund Accountant by no later than 2:00 p.m. Central Time (3:00 p.m. New York time) on trade date plus one. If a revision or cancellation is made after this deadline, Sub-Adviser will promptly notify the Fund Accountant.

e.	Investment in New Securities.

Sub-Adviser shall provide assistance to the Adviser and the Custodian, and any such other parties as the Adviser may reasonably request from time to time, to enable the proper set up of new securities purchased by the Fund on the date of the trade.

f.	Trade Affirmation and Settlement.

i.

The Sub-Adviser shall affirm and direct the Custodian to settle each trade made by the Sub-Adviser on behalf of the Fund and shall advise brokers to list Adviser as an Interested Party on all Depository Trust Company (“DTC”) confirms, supplying Adviser’s DTC number as 71567. Sub-Adviser shall use its best efforts to affirm all trades by no later than 11:00 a.m. Central Time (12:00 p.m. New York time) on trade date plus one.

ii.

With respect to portfolio securities to be purchased or sold through DTC, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Fund. For non-DTC eligible trades, Sub-Adviser will provide hard copy confirmation, if customarily provided, via facsimile or e-mail to Adviser by no later than 11:00 a.m. Central Time on trade date plus one.

iii.

Sub-Adviser will work directly with Custodian and/or any applicable broker to resolve any trade-related issues (including, but not limited to re-registration of physical certificates, denominational breakdowns, exchanges, etc.).

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iv.

Sub-Adviser agrees to monitor any failing trades and to use its best efforts to work proactively to resolve these issues, and seek reimbursement from third parties as appropriate. Sub-Adviser agrees to reimburse the Fund for any compensating interest due because of failing trades if due to the fault of Sub-Adviser.

g.	Corporate and Class Actions.

i.

Sub-Adviser has the obligation to determine the Fund’s participation in voluntary corporate actions, including mergers, acquisitions, tender offers, conversions, exchanges, stock splits, rights offerings, recapitalizations, and any other similar voluntary corporate action, and will work with appropriate parties to facilitate voluntary corporate action processing.

ii.

Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to any class action, bankruptcy proceeding or any other action or proceeding in which the Adviser or the Trust may be entitled to participate as a result of the Fund’s security holdings. The Sub-Adviser’s responsibility with respect to such matters shall be limited to reasonably cooperating with the Adviser and the Custodian in allowing the Adviser and Custodian to make such filings and to using its best efforts in sharing applicable information regarding such matters with the Adviser and the Custodian.

h.	Proxy Voting.

Sub-Adviser shall have the sole authority and responsibility for voting all proxies on behalf of the securities held by the Fund in accordance with the Sub-Adviser’s proxy voting policies and procedures that are provided by the Sub-Adviser and adopted by the Trust. Notwithstanding the foregoing, Sub-Adviser agrees it shall consult with Adviser, as may be reasonably requested, on proxy voting matters. Subject to applicable SEC rules and guidance, the Sub-Adviser may use recommendations from a third-party in order to make voting decisions and may use a third-party service provider to perform the voting (a “Third-Party Proxy Voting Service Provider”). The Custodian or the Adviser, as the case may be, shall cause to be forwarded to the Sub-Adviser or Third-Party Proxy Voting Service Provider all proxy solicitation materials the Fund may receive. The Sub-Adviser acknowledges and agrees it has adopted written proxy voting procedures that comply with the requirements of the Advisers Act. The Sub-Adviser further agrees it shall provide Adviser, the Trust, or the Board, with all proxy voting records relating to the securities held by the Fund and with a written report of the proxies voted during the most recent twelve (12) month period or such other period as the Adviser or Trust may designate, in a format reasonably requested by the Adviser or Trust. Notwithstanding the foregoing, upon reasonable request Sub-Adviser shall provide the Adviser with all proxy voting records relating to the assets held by the Fund. The Sub-Adviser shall also provide an annual certification, in form and substance reasonably acceptable to Adviser and the Trust, attesting to the accuracy and completeness of such proxy voting records.

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i.	Commission Recapture.

Sub-Adviser understands that Adviser may, on occasion, enter into agreements for commission recapture with certain brokers. Sub-Adviser agrees to follow Adviser’s direction regarding commission recapture subject to best execution and applicable laws and regulations including those of self-regulatory organizations.

j.	Broker Selection.

The Sub-Adviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Fund, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Sub-Adviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Sub-Adviser will always seek the best possible price and execution in the circumstances in all transactions. Subject to the foregoing, the Sub-Adviser is directed at all times to seek to execute transactions for the Fund in accordance with its trading policies, as disclosed by the Sub-Adviser to the Fund from time to time, but in all cases subject to policies and practices established by the Fund and described in the Trust’s registration statement. Notwithstanding the foregoing, the Sub-Adviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Sub-Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Sub-Adviser’s overall responsibilities with respect to accounts managed by the Sub-Adviser. The Sub-Adviser may use for the benefit of the Sub-Adviser’s other clients, or make available to companies affiliated with the Sub-Adviser or to its directors for the benefit of its clients, any such brokerage and research services that the Sub-Adviser obtains from brokers or dealers.

k.	Books and Records.

The Sub-Adviser will maintain all accounts, books and records with respect to its services for the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act, the Advisers Act, and the rules thereunder. All records pertaining to the Sub-Adviser’s management of the Fund shall be the joint property of the Trust and the Sub-Adviser and shall be available for inspection and use, upon reasonable notice and during normal business hours, by the Securities and Exchange Commission, state regulators, Adviser, or any person retained by the Trust. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

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l.	Investment Activity and Portfolio Composition Reporting.

The Sub-Adviser shall render such reports to the Adviser and/or to the Board concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably request.

m.	Aggregation of Trades and Trade Allocations.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Sub-Adviser, to the extent permitted by applicable law and as provided in its policies and procedures and as described in the Sub-Adviser’s Form ADV Part 2A, may, but is not required to, aggregate the securities to be so sold or purchased in order to obtain the best execution, lower brokerage commissions, or lower costs of execution, if any. The Sub-Adviser also may purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

n.	Code of Ethics.

Sub-Adviser shall adopt a written code of ethics that complies with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and shall maintain and enforce its Code of Ethics for as long as this Agreement remains in effect. If it has not already done so, Sub-Adviser shall provide the Adviser and the Board with a copy of its Code of Ethics, together with evidence of its adoption by the Sub-Adviser. To the extent not covered by the Code of Ethics, the Sub-Adviser shall establish policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees, and shall maintain and enforce such policies and procedures for as long as this Agreement remains in effect. On a quarterly basis, or more frequently as may be reasonably required by Adviser or the Board, Sub-Adviser shall certify to Adviser that Sub-Adviser has complied with the requirements of its Code of Ethics. For so long as this Agreement remains in effect, within forty-five (45) days of the end of the last calendar quarter of each year, and as otherwise requested by the Adviser or the Board, the Sub-Adviser shall certify to the Adviser that, during the previous year, there has been no material violation of the Code of Ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the advance written request of the Adviser, the Sub-Adviser shall permit Adviser, its employees or its agents to examine the reports required to be made by the Sub-Adviser under the Code of Ethics and all other record relevant to the Code of Ethics.

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o.	Use of Service Providers and Affiliates.

Sub-Adviser may employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing services in connection with Sub-Adviser’s duties under this Agreement. In particular, the Adviser and Funds consent to Sub-Adviser’s affiliates within the Macquarie Asset Management business division of Macquarie Group providing services to the Funds, subject to the supervision of the Sub-Adviser, and sharing information regarding the Funds’ accounts on a need-to-know basis. To the extent the Sub-Adviser’s affiliates within the Macquarie Asset Management business division of Macquarie Group provide such services to the Funds, the Sub-Adviser will be responsible for all such services and the conduct of its affiliate with respect to the provision of such services to the same extent as if such services were provided directly by the Sub-Adviser. Notwithstanding the foregoing or anything to the contrary contained herein, (i) any entity or affiliate retained or otherwise utilized by Sub-Adviser pursuant to this subsection 2.o. shall perform its duties in accordance with the terms of this Agreement, (ii) Sub-Adviser shall remain ultimately responsible for the performance of its obligations under this Agreement, and (iii) all investment advice provided to Adviser, the Fund, or the Trust pursuant to this Agreement shall be provided directly by the Sub-Adviser unless otherwise agreed to by the Board.

3. Duties of Adviser.

a.

The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to its advisory agreement with the Trust other than those delegated to the Sub-Adviser and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

b.	Upon request, Adviser agrees to provide or complete, as the case may be, the following prior to the commencement of the Sub-Adviser’s investment advisory services as specified under this Agreement:

i.	a list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Fund; and

ii.	a copy of the current applicable compliance procedures for each Fund that are applicable to the sub-advisory services provided to the Fund.

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4. CFTC.

a.	The Adviser hereby represents and warrants to the Sub-Adviser that:

i.

as of the date of this Agreement, either the Adviser or the Trust (in such capacity, the “CPO”), with respect to the Fund, is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 and the CPO, on behalf of the Fund, will file the notice if required by CFTC Regulation 4.5(c) and shall refile such notice annually if required;

ii.

as of the date of this Agreement, the Adviser is exempt from registration as a commodity trading advisor with respect to the Fund under CFTC Regulation 4.14(a)(5) or CFTC Regulation 4.14(a)(8), will file notice if required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually if required; and

iii.	as of the date of this Agreement, the Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”).

b.	The Sub-Adviser hereby represents and warrants to the Adviser that:

i.

as of the date of this Agreement, the Sub-Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to the Fund, will file the notice if required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually if required; and

ii.	Sub-Adviser will cause the Fund to comply with the trading restrictions in CFTC Regulation 4.5(c)(2)(iii) unless otherwise agreed with the Adviser in writing.

c.	The Adviser and the Sub-Adviser each further agrees:

i.	Adviser and Sub-Adviser shall each comply with all requirements of the CEA and then-current CFTC regulations that apply to Adviser and Sub-Adviser, respectively, with respect to the Fund; and

ii.

Sub-Adviser shall provide reasonable cooperation to the Adviser and Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC regulations.

5. Pay to Play. The Adviser and Sub-Adviser each represent that it relies on the relief provided by the SEC No-Action Letter to the Investment Company Institute, dated September 12, 2011 (the “No-Action Letter”) regarding maintaining a list of “government entities” as required under Rule 204.2(a)(18)(i)(B) of the Advisers Act. Should the Adviser become aware of such information in accordance with the No-Action Letter in the future, the Adviser agrees to provide the Sub-Adviser, in a manner and with such frequency as is mutually agreed upon by the parties, with such information.

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6. Expenses. During the term of this Agreement, the Sub-Adviser will pay all of its own expenses incurred in connection with its activities under this Agreement. All brokerage and custodial expenses relating to the operation of the Fund shall be borne by the Trust.

7. Compensation. In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund, the Adviser shall pay to the Sub-Adviser a fee, determined as described on Exhibit A (the “Schedule of Fees”), as the same may be amended from time to time in accordance with Section 13 of this Agreement.

8. Duration and Termination of Agreement.

a.

This Agreement shall be effective as of the date the Agreement is approved by the Board (the “Effective Date”), and shall continue in effect for two (2) years from the Effective Date, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of Board who are neither (A) parties to this Agreement not (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or relaxed by a rule, regulation, interpretation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

b.

This Agreement may be terminated at any time, without prejudice or penalty, on sixty (60) days’ prior written notice by: (i) the Trust pursuant to (A) action by the Board, or (B) the vote of the majority of the outstanding voting securities of the Fund, or (ii) either the Sub-Adviser or the Adviser upon sixty (60) days’ prior written notice to the other. This Agreement shall automatically terminate upon any termination of the Investment Advisory Agreement with respect to the Fund, or in the event of “assignment” (as defined in the 1940 Act) of this Agreement.

9. Limitation of Liability. Neither the Sub-Adviser nor any of its directors, officers or employees shall be liable to the Adviser, Trust or the Funds for any loss suffered by the Adviser, Trust, or the Funds resulting from its acts or omissions as Sub-Adviser to the Funds, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Sub-Adviser or any of its directors, officers or employees. Notwithstanding the foregoing, if there is a higher standard of care imposed by applicable law or this Agreement, such standard will apply under this Agreement.

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10. Services Non-Exclusive. The Adviser understands that the Sub-Adviser now acts, or may act in the future, as investment adviser to other managed accounts, including other investment management companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Funds. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, with respect to the Fund, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

11. Other Business Activities of Sub-Adviser. Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

12. Representations. Sub-Adviser and Adviser each hereby represent and warrant as follows:

a.	it has been duly organized and is validly existing under the laws of the state of its organization;

b.

it is duly authorized to execute, deliver, and perform under this Agreement, and has taken all action necessary to authorize its execution, delivery and performance, including, without limitation, obtaining any necessary government approvals;

c.	the terms of this Agreement do not conflict with any obligation by which it is bound, whether arising by contract, operation of law, or otherwise;

d.

this Agreement constitutes a binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar law relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

e.	it is a registered investment adviser with the SEC under the Advisers Act and will maintain such registration for as long as this Agreement remains in effect;

f.	any required regulatory filings required are current and accurately reflect its advisory operations;

g.	it is currently in compliance with all applicable federal and state laws, rules, and regulations pertaining to investment advisers;

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h.

neither it, nor any of its Associated Persons (as contemplated by the Advisers Act), are subject to any statutory disqualification set forth in Section 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), or are they currently the subject of any investigation or proceeding which would result in statutory disqualification;

i.

it will promptly notify the other party to this Agreement of the occurrence of any event that would disqualify it from serving as an investment adviser to any investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and

j.

its obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

13. Amendments. This Agreement may be amended by an instrument in writing signed by both parties and only if such amendment is specifically approved by the vote of a majority of the Board who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Fund vote to approve the amendment.

14. Assignment. This Agreement may not be assigned by either Sub-Adviser or Adviser without the prior written consent of the other party. For purposes of this Section 14, the term “assign” shall have the meaning ascribed to the term “assignment” in Section 202(a)(1) of the Advisers Act and Rule 202(a)(1)-1 thereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns, provided, in each case any such successor or permitted assignee agrees to be bound by the terms and conditions of this Agreement. The Sub-Adviser shall promptly notify the Adviser of any material change in the Sub-Adviser’s organizational structure. The Sub-Adviser shall promptly notify the Trust and the Adviser of any assignment of this Agreement or change in control of the Sub-Adviser, as applicable, and any changes in the key personnel or portfolio manager of the Fund.

15. Provision of Certain Information by Sub-Adviser. The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.

the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.

to the extent permitted by applicable law, the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Funds; and

Execution Version

c.	any change in actual control or management of the Sub-Adviser or any change in the Fund managers of the Funds.

16. Standard of Care. The Sub-Adviser will perform its duties hereunder with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Sub-Adviser acknowledges that it will be acting as a fiduciary for Adviser in the performance of its duties hereunder. The Sub-Adviser shall at no time have custody or physical control of any assets of the Funds.

The Sub-Adviser shall use the same skill and care in providing services to the Funds as it uses in providing services to other fiduciary accounts for which it has investment responsibility.

17. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the state of Minnesota, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the state of Minnesota, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

18. Entire Agreement. This Agreement, including its exhibits, constitutes the entire Agreement between Sub-Adviser and Adviser with respect to the subject matter or services contemplated by this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter or services contemplated herein.

19. Attorneys’ Fees. In the event of any litigation between the parties with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded by the court, its reasonable attorneys’ fees and other costs of preparing for and participating in the litigation.

20. Captions. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

21. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term is found to be invalid or illegal for any reason whatsoever, such invalidity or illegality shall not affect the validity or legality of the remaining provisions and terms hereof.

22. Contact Information. Each party agrees to provide to the other, and update as necessary, all specific contact information regarding individual’s names, phone numbers, facsimile numbers, e-mail addresses, and similar information for all back-up personnel, and for all personnel who have any individual responsibility for the operation of the Funds.

Execution Version

23. Notices. Any notice under this Agreement shall be in writing delivered or mailed to the addresses listed below in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt or through electronic means (excluding facsimile). Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

If to the Trust:

Securian Funds Trust

c/o Securian Asset Management, Inc.

400 Robert Street North

St. Paul, Minnesota 55101-2098

Attention: President

If to the Adviser:

Securian Asset Management, Inc.

400 Robert Street North

Saint Paul, Minnesota 55101-2098

Attention: Chief Compliance Officer

Email: securianamcompliance@securianam.com

With required copy to:	Securian Asset Management, Inc. 400 Robert Street North Mail Stop A9-1908 Saint Paul, Minnesota 55101-2098 Attention: Legal Department

If to the Sub-Adviser:

Delaware Investments Fund Advisers

c/o Macquarie Investment Management

100 Independence

610 Market Street

Philadelphia, Pennsylvania 19106

Attention: Alexandra Parson

Email: Alexandra.Parson@Macquarie.com

Phone: 215-255-8662

with a copy to General Counsel at the same address

24. Confidentiality.

a.

All information of or pertaining to the Trust, the Funds, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Sub-Adviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Funds’ holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to herein as “Confidential Information”.

Execution Version

b.

Sub-Adviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Sub-Adviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement. Notwithstanding the foregoing, Sub-Adviser is permitted to disclose Confidential Information as required by applicable law, as required to provide services under this Agreement, and to Sub-Adviser’s affiliates, agents, or accounting, legal, tax or other advisers but only if such person has a need to know such information.

c.

The Sub-Adviser agrees to treat the Funds’ holdings as confidential information in accordance with the Trust’s “Policies and Procedures Regarding Disclosure of Fund Holdings” as such Policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such confidential information.

d.

If Sub-Adviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Sub-Adviser may disclose such Confidential Information to the extent legally required; provided, however, that Sub-Adviser shall (i) first notify the Trust of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Trust’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Sub-Adviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

25. Compliance. Upon execution of this Agreement, the Sub-Adviser shall provide the Adviser with the Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. For so long as this Agreement remains in effect, the Sub-Adviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Sub-Adviser by any relevant regulatory authority related to the Funds or sub-advisory services provided to the Funds (to the extent permitted by applicable law), and any periodic testing of the Compliance Policies, (iii) summary of any formal review of the Sub-Adviser’s Compliance Policies, and (iv) notification of any “material compliance matter” (as defined in Rule 38a-1(e)(2) under the 1940 Act) that relates to the services provided by the Sub-Adviser to the Funds and Trust including, but not limited to, any material violation of the Compliance Policies or of the Sub-Adviser’s code of ethics and/or related code. For so long as this Agreement remains in effect, the Sub-Adviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Funds and Trust to comply with Rule 38a-1 under the 1940 Act. The Sub-Adviser also agrees to provide such other information relating to the Sub-Adviser’s compliance program as may be reasonably requested by a Fund, the Trust, the Board, and the Funds’ Chief Compliance Officer, or his or her authorized representative.

Execution Version

26. Use of Name.

a.

The Sub-Adviser agrees not to use the names or any derivatives of the names “Securian Funds Trust”, “Securian Asset Management, Inc.” or the names of any such entities’ affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name.

b.

The Adviser and its affiliates may use certain mutually agreed upon names of, or owned by, the Sub-Adviser (such agreed upon names being hereinafter referred to as the “Sub-Adviser Names”) only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. At such times as this Agreement shall no longer be in effect, the Adviser and its affiliates shall cease to use the Sub-Adviser Names or any other name indicating that it is advised by or otherwise connected with the Sub-Adviser and shall promptly change its name accordingly. The Adviser acknowledges that it has authority to use the Sub-Adviser Names through permission of the Sub-Adviser, and agrees that the Sub-Adviser reserves to itself and any successor to its business the right to grant the non-exclusive right to use the aforementioned names or any similar names to any other corporation or entity, including, but not limited to, any investment company of which the Sub-Adviser or any subsidiary or affiliate thereof or any successor to the business of any thereof shall be the investment adviser.

c.	The Adviser and its affiliates shall use the Sub-Adviser Names only in accordance with the separate license agreement agreed to by the parties.

27. Qualification in Foreign Jurisdictions. If the Sub-Adviser manages a Fund that contains foreign securities, the Sub-Adviser agrees that it will reasonably assist with identifying and qualifying the Fund under any such jurisdiction’s laws to hold and engage in securities transactions in each such jurisdiction. The Adviser and the Custodian shall assist with this process. At the reasonable request of the Adviser or Custodian, the Sub-Adviser will provide information needed to assist with the preparation and filing of tax reclaim documents for any foreign jurisdiction in which such reclaims may be made.

28. No Guarantee as to Investment Performance. The Adviser and Sub-Adviser understand that the value of investments made for the Funds may go up as well as down and is not guaranteed, and that investment decisions will not always be profitable. Neither the Adviser nor the Sub-Adviser has made or is making any guarantees, including any guarantee as to any specific level of performance of the Funds or the performance of the Funds relative to any standard or index, including other clients of the Sub-Adviser. The Adviser and Sub-Adviser acknowledge that the Funds are designed for the described investment objective and is not intended as a complete investment program and also understand that investment decisions made on behalf of the Funds by Sub-Adviser are subject to various market and business risks.

Execution Version

29. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy and which together shall constitute one and the same instrument binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. The parties each acknowledge and agree that electronic signature, including without limitation via DocuSign, shall constitute an original signature and shall be fully valid and binding upon such party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method of transmission, including without limitation DocuSign, shall be equally as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, Sub-Adviser and Adviser have caused this Agreement to be duly executed and delivered by their authorized officers as of the day and year first written above.

SUB-ADVISER:		ADVISER:

DELAWARE INVESTMENTS FUND ADVISERS, A SERIES OF MACQUARIE INVESTMENT MANAGEMENT BUSINESS TRUST, a Delaware statutory trust		SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation

By:	/s/ Roger Early	By:	/s/ Robin J. Lenarz
	Roger Early		Robin J. Lenarz
Title: Executive Vice President		Title: Vice President

Execution Version

EXHIBIT A

Schedule of Fees

Adviser shall pay to the Sub-Adviser as full compensation for all services rendered by Sub-Adviser under this Agreement, a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset value of the Fund assets as determined by the Fund Accountant as of the close of each business day. The fee shall be payable quarterly by Adviser to Sub-Adviser within thirty (30) days after calendar quarter end upon Adviser’s receipt and approval of a worksheet created by the Sub-Adviser which sets forth the supporting documentation upon which Sub-Adviser relied to calculate such fee. As necessary, such fee shall be prorated over the portion of the calendar quarter this Agreement was in effect.

The amount of such annual fee, as applied to the average daily value of the net assets of the Fund are as follows:

1.	SFT – Ivy Growth Fund

Assets	Annual Fees
$0 to $25 million	55 basis points (0.55%)
Greater than $25 million to $50 million	45 basis points (0.45%)
Over $50 million	33 basis points (0.33%)

2.	SFT – Ivy Small Cap Growth Fund

Assets	Annual Fees
$0 to $25 million	82 basis points (0.82%)
Greater than $25 million to $50 million	72 basis points (0.72%)
Greater than $50 million to $75 million	55 basis points (0.55%)
Over $75 million	40 basis points (0.40%)